Exhibit (10.12)

ECOLAB MIRROR SAVINGS PLAN

(As Amended and Restated Effective January 1, 2014)

i

TABLE OF CONTENTS

(continued)

ii

ECOLAB MIRROR SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2014)

WHEREAS, Ecolab Inc. (the “Company”)  previously established the Ecolab Mirror Savings Plan (the “Plan”) to provide additional deferred compensation benefits for certain management and highly compensated employees who perform management and professional functions for the Company and certain related entities; and

WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

WHEREAS, the IRS and U.S. Treasury subsequently issued regulations and other guidance regarding the requirements of and compliance with Code Section 409A; and

WHEREAS, the Board of Directors of the Company directed and authorized appropriate officers of the Company to amend the Plan to comply, with respect to the Executives’ Post-2004 Sub-Accounts, with the requirements of Code Section 409A and guidance issued thereunder; and

WHEREAS, the Company desires to bifurcate the Plan into an “excess plan” (referred to in the Plan as “Primary Deferrals”) and a deferred savings plan (referred to in the Plan as “Secondary Deferrals”), with the former constituting an “excess plan” for purposes of Minnesota state income tax; and

WHEREAS, on December 19, 2008 the Plan was amended and restated in its entirety, effective as of January 1, 2005; and

WHEREAS, on December 21, 2011 the Plan was amended and restated in its entirety, effective as of January 1, 2012 to clarify ambiguous language in the Plan document; and

WHEREAS, the Company amended the Plan effective as of January 1, 2013 to modify the determination of matching credits under the Plan to conform with the formulas under the qualified plans and extend certain references to the Ecolab Savings Plan and ESOP to include references to the Ecolab Savings Plan and ESOP for Traditional Benefit Employees and the Nalco Company Profit Sharing and Savings Plan;

WHEREAS, the Company wishes to amend the Plan effective as of January 1, 2014 to clarify the date subsequent distribution elections become irrevocable under the Plan, to modify the determination of matching credits for employees of new affiliates who have adopted the Plan, and to allow participants, for the 2014 Plan Year only, to defer a specified percentage, not to exceed 25%, of Base Salary, or, for the 2014 Plan Year and subsequent Plan Years, to defer amounts of Base Salary that are in excess of the compensation limitation described in Code Section 401(a)(17) for the Plan Year at the percentage (either 5% or 8%) necessary to receive the maximum Matching Contribution under this Plan for the Plan Year.

NOW, THEREFORE, pursuant to Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans, the Company hereby amends and restates the Plan in its entirety to read as follows:

ARTICLE I
PREFACE

SECTION 1.1  Effective Date.  The effective date of this amendment and restatement of the Plan is January 1, 2014, except as otherwise provided in this amendment and restatement.  The benefit, if any, payable with respect to a former Executive who terminated employment prior to the Effective Date (and who is not rehired by a member of the Controlled Group thereafter) shall be determined by, and paid in accordance with, the terms and provisions of the Plan as in effect prior to the Effective Date, subject to Section 1.4.

SECTION 1.2  Purpose of the Plan.  The purpose of this Plan is to provide additional deferred compensation benefits for certain management and highly compensated employees who perform management and professional functions for the Company and certain related entities.

SECTION 1.3  Administrative Document.  This Plan includes the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”), which is incorporated herein by reference.

SECTION 1.4  American Jobs Creation Act (AJCA).

(1)                                 It is intended that the Plan (including all Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, to prevent the inclusion in gross income of any amount credited to an Executive’s Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive.  It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “409A Guidance”).  All Plan provisions shall be interpreted in a manner consistent with the 409A Guidance.

(2)                                 The Administrator shall not take any action hereunder that would violate any provision of the 409A Guidance.  It is intended that all Executives’ elections hereunder will comply with the 409A Guidance.  The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).  In this regard, the Administrator is authorized to permit Executive elections with respect to amounts deferred after December 31, 2004 and is also permitted to give the Executives the right to amend or revoke such elections in accordance with the 409A Guidance.  Notwithstanding the foregoing, neither the Company nor the Administrator guarantee any tax consequences of any Participant’s participation in, deferrals or contributions under, or payments from, the Plan, and each Participant shall be solely responsible for payment of any tax obligations of such Participant incurred in connection with participation in the Plan.

(3)                                 In furtherance of, but without limiting the foregoing, any Executive Deferrals and Matching Contributions (and the earnings thereon) that are deemed to have been deferred prior to January 1, 2005 and that qualify for “grandfathered status” under Section

409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005.  In particular, to the extent permitted under the 409A Guidance, the Bonus Deferrals relating to a Bonus that is earned during 2004, but paid in 2005, shall be allocated to the Executive’s Pre-2005 Sub-Account hereunder.

SECTION 1.5  Excess Plan.  Effective January 1, 2009, (a) all Account balances under the Plan that are attributable to Executive and Company contributions to the Plan made with respect to Plan Years beginning on and after January 1, 2009 (as adjusted for earnings, losses, expenses and distributions) that were not permitted under the Savings Plan, Traditional Savings Plan, or Nalco PSSP due to contribution limitations imposed on “qualified plans” by the Internal Revenue Code, specifically including Code Sections 401(a)(17), 401(k), 401(m), 402(g) and 415, shall be accounted for separately and shall be, for purposes of any applicable federal and state tax law, an “excess plan” (the “Primary Deferrals”); and (b) all Account balances other than the Primary Deferrals Account balances shall be accounted for separately and shall be a deferred savings plan (the “Secondary Deferrals”).

ARTICLE II
DEFINITIONS

Words and phrases when used herein with initial capital letters which are defined in the Savings Plan or the Administrative Document are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise.  The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

SECTION 2.1  “Account” shall mean the record maintained in accordance with Section 3.4 by the Company for each Executive’s Mirror Savings Benefit.  The Executive’s Account shall be further divided into the following two Sub-Accounts:  (a) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such term is defined in the 409A Guidance) as of December 31, 2004 ( and earnings thereon), which includes the Minimum Benefit, and (b) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).  Effective as of January 1, 2009, each Executive’s Pre-2005 Sub-Account shall be part of the Secondary Deferrals.  Effective as of January 1, 2009, the Administrator shall establish, under the Executive’s Post-2004 Sub-Account, (i) the Primary Deferrals Sub-Account consisting of (A) the Executive’s Deferrals with respect to Base Salary and Bonus earned in Plan Years beginning on and after January 1, 2009 (and earnings thereon) that the Executive was precluded from deferring under the Savings Plan, Traditional Savings Plan or Nalco PSSP due to contribution limitations imposed on “qualified plans” by the Code, and (B) Matching Contributions made on the Executive’s behalf with respect to Plan Years beginning on or after January 1, 2009 (and earnings thereon), and (ii) the Secondary Deferrals Sub-Account consisting of the Executive’s Post-2004 Sub-Account balances other than the Primary Deferrals Sub-Account balances.

SECTION 2.2  “Base Salary” shall mean an Executive’s base salary for the Plan Year (including, for this purpose, any salary reductions caused as a result of participation (1) in an Employer-sponsored plan which is governed by Sections 401(k), 132(f)(4) or 125 of the Code or (2) in this Plan).

SECTION 2.3  “Bonus.”  An Executive’s Bonus for a Plan Year is equal to the sum of (1) the annual cash incentive bonus under the Company’s Management Incentive Plan and/or, if applicable, the Company’s Management Performance Incentive Plan, and (2) any similar annual cash incentive bonus under any other equivalent Employer-sponsored bonus program (as determined by the Administrator), which, in either case, is earned with respect to services performed by the Executive during such Plan Year, whether or not such Bonus is actually paid to the Executive during such Plan Year.  An election to defer a Bonus under this Plan must be made before the period in which the service is performed which gives rise to such Bonus.

SECTION 2.4  “Death Beneficiary.”

(1)                                 The term “Death Beneficiary” shall mean the person or persons designated by the Executive to receive Mirror Savings Benefits hereunder in the event of his death.  The designation of a Death Beneficiary under the Plan may be made, and may be revoked or changed only by an instrument (in form prescribed by Administrator) signed by the Executive and delivered to the Administrator during the Executive’s lifetime.  If the Executive is married on the date of his death and has been married to such spouse throughout the one-year period ending on the date of death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.

(2)                                 Any Mirror Savings Benefits remaining to be paid after the death of a Death Beneficiary shall be paid to the Death Beneficiary’s estate, except as otherwise provided in the Executive’s Death Beneficiary designation.

SECTION 2.5  “Disability” or “Disabled.”  With respect to an Executive’s Pre-2005 Sub-Account, an Executive shall be deemed to have a “Disability” or be “Disabled” if the Executive’s employment with an Employer terminates due to a disability that entitles the Executive to benefits under (1) any long-term disability plan sponsored by the Company, or (2) in the event that the Executive is not a participant in any such plan, the Social Security Act of the United States.

SECTION 2.6  “Executive” shall mean an Employee (1) whose annualized Annual Compensation (excluding severance pay) and target bonus for any Plan Year exceeds the limitation described in Code Section 401(a)(17), and (2) who is selected by the Administrator to participate in the Plan.  Once an Employee has satisfied the requirements of an Executive and commenced participation in the Plan, his participation may continue, notwithstanding the fact that his Annual Compensation is reduced below the limitation described in Code Section 401(a)(17), until the Administrator determines, in his or her sole discretion, that the Employee would fail to satisfy the requirements of a “management or highly compensated employee” under ERISA.

SECTION 2.7  “Executive Deferrals” shall mean the amounts described in Section 3.1.

SECTION 2.8  “Hypothetical Investment Fund” shall mean the investment funds designated by the Company pursuant to Section 6.1.

SECTION 2.9  “Insolvent.” For purposes of this Plan, an Employer shall be considered Insolvent at such time as it (1) is unable to pay its debts as they mature, or (2) is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code.

SECTION 2.10  “Matching Contributions” shall mean the amounts described in Section 3.3.

SECTION 2.11  “Minimum Benefit” shall mean the sum of the portions of the Executive’s Account attributable to amounts credited under a prior plan (the “Prior Plan”), including (1) his or her Account balance as of September 1, 1994, and (2) any deferral of his Bonus payable with respect to calendar 1994 and the Matching Contribution thereon.

SECTION 2.12  “Mirror Savings Benefit.” An Executive’s Mirror Savings Benefit at any particular time shall be equal to the vested amounts credited to his Account at such time, as determined under Articles III and V.

SECTION 2.13  “Nalco PSSP shall mean the Nalco Company Profit Sharing and Savings Plan, as such plan may be amended from time-to-time. The Nalco PSSP was merged with and into the Savings Plan effective August 2, 2013.

SECTION 2.14  “Plan” shall mean the Ecolab Mirror Savings Plan, as described herein and as it may be amended from time to time.

SECTION 2.15  “Savings Plan” shall mean the Ecolab Savings Plan and ESOP, as such plan may be amended from time to time, and includes the Nalco PSSP following its merger with and into the Savings Plan on August 2, 2013.

SECTION 2.16  “Separation from Service” or to “Separate from Service” shall mean any termination of employment with the Controlled Group due to retirement, death, disability or other reason; provided, however, that no Separation from Service is deemed to occur while the Executive (1) is on military leave, sick leave, or other bona fide leave of absence that does not exceed six (6) months (or, in the case of disability, twelve (12) months), or if longer, the period during which the Executive’s right to reemployment with the Controlled Group is provided either by statute or by contract, or (2) continues to perform services for the Controlled Group at an annual rate of fifty percent (50%) or more of the average level of services performed over the immediately preceding 36-month period (or the full period in which the Executive provided services (whether as an employee or as an independent contractor) if the Executive has been providing services for less than 36 months).  For purposes of this Section, “disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.  Whether an Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance.

SECTION 2.17  “Specified Employee” shall mean “Specified Employee” as defined in the Administrative Document.

SECTION 2.18  “Traditional Savings Plan” means the Ecolab Savings and ESOP for Traditional Benefit Employees, as such Plan may be amended from time to time.

SECTION 2.19  “Unforeseeable Emergency.” With respect to an Executive’s Post-2004 Sub-Account, “Unforeseeable Emergency” shall mean an event which results in a severe financial hardship to the Executive as a consequence of (1) an illness or accident of the Executive, the

Executive’s spouse, Death Beneficiary or a dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), (2) loss of the Executive’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster) or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.  With respect to an Executive’s Pre-2005 Sub-Account, “Unforeseeable Emergency” shall mean an event which results (or will result) in severe financial hardship to the Executive as a consequence of an unexpected illness or accident or loss of the Executive’s property due to casualty or other similar extraordinary or unforeseen circumstances out of the control of the Executive, determined in accordance with Treas. Reg. § 1.409A-2(i)(3).

ARTICLE III
MIRROR SAVINGS BENEFIT

SECTION 3.1  Amount of Executive Deferrals.  Each Executive may, within 30 days after the Plan becomes effective as to him and, thereafter, prior to the first day of any subsequent Plan Year, by written notice to the Administrator on a form provided by the Administrator, direct his Employer:

(1)                                 to reduce (in accordance with rules established by the Administrator) the Executive’s Base Salary for the balance of the Plan Year in which the Plan becomes effective as to him (but only with respect to Base Salary payable for periods of service commencing after the Executive so directs) or for any following Plan Year (a) for the Plan Year ending December 31, 2014 only, by a specified percentage (limited to a maximum Salary Deferral of 25% of the Executive’s Base Salary in the deferral period) or (b) by a specified percentage of the portion of the Executive’s Base Salary in excess of the limitation described in Code section 401(a)(17) for the Plan Year, which percentage is (i) five percent (5%) for an Executive who at the time of the election is participating in the Traditional Savings Plan, or (ii) eight percent (8%) for an Executive who at the time of the election is participating in the Savings Plan (the “Salary Deferrals”), and

(2)                                 to reduce (in accordance with rules established by the Administrator) the Executive’s Bonus which is earned with respect to services performed by the Executive for the balance of the Plan Year in which the Plan becomes effective as to him (but only with respect to Bonus payable for period of service commencing after the Executive’s direction becomes irrevocable) or for any following Plan Year by a specified percentage of the portion of the Executive’s Bonus earned during the deferral period, which percentage does not cause the deferral to exceed one hundred percent (100%) of the net amount of the Bonus after payment of applicable FICA and related federal and state income tax withholdings (the “Bonus Deferrals”), and

(3)                                 to credit the amounts described in Subsections (1) and (2) of this Section (collectively, the “Executive Deferrals”) to the Account described in Section 3.4 at the times described therein.

SECTION 3.2  Effect and Duration of Direction Pursuant to Section 3.1.

(1)                                 Plan Year to Plan Year.  Any direction by an Executive to make Executive Deferrals under Section 3.1 shall be effective with respect to the Base Salary and Bonus otherwise earned by the Executive with respect to the period to which the direction relates, and the Executive shall not be eligible to receive such Executive Deferrals.  Instead, such Executive Deferrals shall be credited to the Executive’s Account as provided in Section 3.4.  Any direction made in accordance with Section 3.1 shall remain in effect until changed or revoked, except that such direction shall become irrevocable on the last day of the Plan Year immediately preceding the Plan Year with respect to which the Base Salary and Bonus subject to such direction are earned (or, with respect to the first period of eligibility, such direction shall be irrevocable on the last day of the 30-day election period with respect to Base Salary and Bonus earned during the same Plan Year after the election).  An Executive may change or revoke a direction with respect to the deferral of Base Salary and Bonus earned in a subsequent Plan Year at any time prior to such direction becoming irrevocable.  Notwithstanding the foregoing, all Executives shall be required to make a deferral election for the 2005 Plan Year by December 31, 2004, and prior elections shall not be given any further force or effect (except that the Executive’s Bonus Deferral election for the Bonus that is earned in the 2004 Plan Year shall continue in effect in accordance with its terms).

(2)                                 Automatic Termination/Suspension of Deferral Election.

(a)                                 An Executive Deferral direction pursuant to Section 3.1 shall automatically terminate on the date of the Executive’s Separation from Service and with respect to any compensation for services performed after such Executive’s Separation from Service or, to the extent permitted by the 409A Guidance, on the date the Plan is terminated.

(b)                                 An Executive’s direction pursuant to Section 3.1 shall automatically be cancelled from the first day of the first payroll period in which the Executive receives a hardship distribution under the Traditional Savings Plan, or Savings Plan or a distribution due to an Unforeseeable Emergency under this Plan through the last day of the Plan Year containing the six-month anniversary date of such hardship distribution or such distribution due to an Unforeseeable Emergency, but will automatically be reinstated thereafter (unless otherwise changed in accordance with Subsection (1) hereof).

SECTION 3.3  Matching Contributions.

(1)                                 Matching Contributions With Respect to Salary Deferrals.

(a)                                 The Employers shall credit the Account of an Executive with an amount (the “Matching Contributions”) determined as follows:  (i) with respect to an Executive who is participating in the Traditional Savings Plan, the Matching Contribution shall be equal to the sum of (1) 100% of the Salary Deferrals which do not exceed 3% of the Executive’s Base Salary and (2) 50% of the Salary Deferrals which exceed 3% of the Executive’s Base Salary but do not exceed 5% of the Executive’s Base Salary, or (ii) with respect to an Executive who is participating in the Savings Plan, the Matching Contribution shall be equal to the sum of (1) 100% of the Salary Deferrals which do not exceed 4% of the Executive’s Base Salary and (2)

50% of the Salary Deferrals which exceed 4% of the Executive’s Base Salary but do not exceed 8% of the Executive’s Base Salary; and the amount of the Executive’s Base Salary that shall be taken into account under this Section 3.3(1)(a) shall be the amount of the Executive’s Base Salary for such Plan Year that exceeds the maximum compensation which could be considered under the Savings Plan, or Traditional Savings Plan under Section 401(a)(17) of the Code.  Executives employed by Nalco Company, Champion Technologies, Inc., Corsicana Technologies, Inc., or any successor entities thereto, who are eligible to participate in the Plan during the 2014 Plan Year will be deemed to have elected to contribute to this Plan 8% of their Base Salary that exceeds the maximum compensation which could be considered under the Savings Plan under Section 401(a)(17) of the Code.

(b)                                 The Employers shall also credit the Account of an Executive with an additional Matching Contribution in an amount determined by the Administrator, which amount is equal to the amount of matching contributions (plus earnings allocable thereto) which the Executive is required to forfeit under the Savings Plan, or Traditional Savings Plan due to the application of the before-tax nondiscrimination requirements of the Code (the “True-Up Matching Contributions”).

(2)                                 Matching Contributions With Respect to Bonus Deferrals.  The Employers shall credit the Account of an Executive with a Matching Contribution determined as follows: (i) with respect to an Executive who is participating in the Traditional Savings Plan, the Matching Contribution shall be equal to the sum of (1) 100% of the first 3% of the Executive’s Bonus Deferral and (2) 50% of the next 2% of the Executive’s Bonus Deferral, or (ii) with respect to an Executive who is participating in the Savings Plan, the Matching Contribution shall be equal to the sum of (1) 100% of the first 4% of the Executive’s Bonus Deferral and (2) 50% of the next 4% of the Executive’s Bonus Deferral; and the amount of the Executive’s Bonus that shall be taken into account under this Section 3.3(2) shall not exceed the excess of the Executive’s Base Salary and Bonus in respect of the Plan Year in which the Bonus was earned (excluding severance) over the maximum compensation which could be considered under the Savings Plan, or Traditional Savings Plan in such Plan Year under Section 401(a)(17) of the Code, and further provided that an Executive’s Bonus shall be taken into account under this Section 3.3(2) only to the extent the Executive has elected to defer payment of such Bonus under Section 3.1(2) for the Plan Year.

SECTION 3.4  Executives’ Accounts.  Each Employer shall establish and maintain on its books an Account for each Executive which shall contain the following entries:

(1)                                 Credits for the Executive Deferrals described in Section 3.1, which Executive Deferrals shall be credited to the Executive’s Account at the time such Executive Deferrals would otherwise have been paid to the Executive;

(2)                                 Credits for the Matching Contributions described in Section 3.3(1)(a), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Salary Deferrals are credited thereto; but no earlier than when the Executive has received (or has been deemed to receive) the maximum Matching Contribution available under the Savings Plan, or Traditional Savings Plan (as determined by the Administrator);

(3)                                 Credits for the True-Up Matching Contributions described in Section 3.3(1)(b) at the time designated by the Administrator following the end of the Plan Year when the nondiscrimination test results under the Savings Plan, or Traditional Savings Plan are known;

(4)                                 Credits for the Matching Contributions described in Section 3.3(2), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Bonus Deferrals are credited thereto;

(5)                                 Credits or charges (including income, expenses, gains and losses) equal to the amounts which would have been attributable to the Executive Deferrals and Matching Contributions if such amounts had been invested on a tax deferred basis in the Hypothetical Investment Fund(s) in which such amounts are deemed to have been invested under Section 6.1.  The entries provided by this Subsection (5) shall continue to be made until the Executive’s entire vested Account has been distributed pursuant to Article IV;

(6)                                 Debits for any distributions made from the Account pursuant to Article IV;

(7)                                 The Employers shall make the above-described credits and debits to the Executive’s Pre-2005 Sub-Account or the Post-2004 Sub-Account, as applicable, in accordance with the 409A Guidance; and

(8)                                 Effective as of January 1, 2009, separate debits and credits shall be made to the Primary Deferrals Sub-Account and the Secondary Deferrals Sub-Account of each Participant.

SECTION 3.5  Statement of Account.  The Company shall deliver to each Executive a written statement of his Account not less frequently that annually as of the end of each Plan Year.

ARTICLE IV
PAYMENT OF MIRROR SAVINGS BENEFITS

SECTION 4.1  Time of Payment.

(1)                                 Payment to Executives.

(a)                                 An Executive shall be entitled to receive his Account upon the earlier of (i) with respect to the Executive’s Pre-2005 Sub-Account, the date on which his or her employment terminates due to Disability or (ii) the date of his or her termination of employment with the Controlled Group for any reason, including retirement (or, with respect to amounts that are allocated to an Executive’s Post-2004 Sub-Account, thirty (30) days after the date of his or her Separation from Service (or, in the case of the Executive’s election pursuant to Section 4.2(3)(b)(ii)(B), on the date specified in such Section); provided, however, that distribution made on account of Separation from Service shall be made, or commence to be made, with respect to a Specified Employee on the first day of the month coincident with or next following the date that is six months after the date of the Separation from Service of the Specified Employee (or, if earlier, the date of death), to the extent that Code

Section 409A(a)(2)(B)(i) is applicable, except that where the Executive makes an election pursuant to Section 4.2(3)(b)(ii)(B), payment will be made on the date specified in such Section).  In the case of installment payments, the first payment made to the Specified Employee following the 6-month delay shall be made on the first day of the seventh month following the Separation from Service and shall include any Mirror Savings Benefit payments that were not made as a result of the delay in payment pursuant to this paragraph (a).

(b)                                 Notwithstanding the foregoing, the Company may at any time, upon written request of the Executive, cause to be paid to such Executive an amount equal to all or any part of the Executive’s vested Account, other than the portion of his or her Account attributable to Matching Contributions, if the Administrator determines, in its sole and absolute discretion based on such reasonable evidence as it may require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency.  Payments made on account of an Unforeseeable Emergency shall be permitted only to the extent the amount does not exceed the amount reasonably necessary to satisfy the emergency need (plus, with respect to payments made from an Executive’s Post-2004 Sub-Account, an amount necessary to pay taxes reasonably anticipated as a result of the distribution) and may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Executive’s assets (to the extent such liquidation would not itself cause severe financial hardship) or, to the extent permitted by the 409A Guidance, by cessation of the Executive Deferrals under this Plan.  However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid.

(c)                                  Notwithstanding any provision of the Plan to the contrary, if the payment of all or any portion of an Executive’s Account would, in the sole opinion of the Company on the advice of its counsel, result in a profit recoverable by the Company under Section 16(b) of the Securities Exchange Act of 1934, but for the operation of this paragraph, then such payment (or portion thereof) shall be deferred and made at the earliest time that such payment (or portion thereof) would no longer be subject to Section 16(b), to the extent permitted by the 409A Guidance.

(2)                                 Payment to Death Beneficiaries.  The Death Beneficiary of a deceased Executive shall be entitled to receive the vested Account of the Executive upon the death of the Executive.  The Executive’s vested Account shall be distributed to the Death Beneficiary on the sixtieth (60th) day after the Executive’s death.

SECTION 4.2  Form of Payment.

(1)                                 Payment in Cash.  All distributions under the Plan shall be made in the form of cash.

(2)                                 Normal Forms of Payment.

(a)                                 Payments to Executives.

(i)                                     Pre-2005 Sub-Accounts.  Unless otherwise elected pursuant to Section 4.2(3), an Executive’s Pre-2005 Sub-Account shall be distributed to the Executive in the form of a single lump sum payment.

(ii)                                  Post-2004 Sub-Accounts.  Unless otherwise elected pursuant to Section 4.2(3), an Executive’s Post-2004 Sub-Account shall be distributed to the Executive in the form of annual installment payments payable over a period of ten (10) years.

(b)                                 Payments to Death Beneficiaries.  An Executive’s Mirror Savings Benefit (or the remaining installments thereof if payment to the Executive had commenced) shall be distributed to his or her Death Beneficiary in the form of a single lump sum payment.

(c)                                  Small Benefits.  Notwithstanding any provision of the Plan to the contrary, in the event that (i) an Executive’s Pre-2005 Sub-Account does not exceed $25,000, such Sub-Account shall be paid to the Executive in the form of a single lump sum payment at termination of employment with the Controlled Group, and (ii) an Executive’s Post-2004 Sub-Account does not exceed $25,000, such Sub-Account shall be paid to the Executive in the form of a single lump sum payment at Separation from Service.

(d)                                 Payment of Minimum Benefits.  Notwithstanding the foregoing, an Executive’s Minimum Benefit shall be paid in the form previously elected by the Executive under the Prior Plan, and such election shall remain in full force and effect through the date of distribution.

(3)                                 Optional Forms of Payment for Executives.

(a)                                 In General.  An Executive who does not want his or her Mirror Savings Benefit to be paid in the normal form of benefit described in Section 4.2(2)(a) may elect to receive his Pre-2005 Sub-Account in the form of annual installment payments payable over a period not exceeding ten years (as elected by the Executive) and may elect to receive his Post-2004 Sub-Account in the form of a single lump sum payment or in the form of annual installment payments payable over a period of five (5) or ten (10) years (as elected by the Executive); provided, however, the election provided by this Section 4.2(3) shall not apply to the Executive’s Minimum Benefit.  The amount of each installment payment will be determined by dividing the balance of the Executive’s Mirror Savings Benefit as of the distribution date for such installment payment by the total number of remaining payments (including the current payment).  Effective as of January 1, 2009, an Executive may make separate payment elections under this Section 4.2(3) with respect to the Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account.

(b)                                 Form/Timing of Election.

(i)                                     Pre-2005 Sub-Accounts.  Any election of an optional form of benefit made with respect to the Pre-2005 Sub-Account must be in writing (on a form provided by the Administrator) and filed with the Administrator prior to the Executive’s termination of employment with the Controlled Group because of involuntary termination, death or Disability or at least one (1) year prior to the Executive’s voluntary termination of employment or retirement.  Any such election may be changed at any time and from time to time without the consent of any other person (except as described in Section 2.4), by filing a later signed written election with the Administrator; provided that any election made less than one (1) year prior to the Executive’s voluntary termination of employment shall not be valid, and in such case, payment shall be made in the normal form as provided in Section 4.2(2).

(ii)                                  Post-2004 Sub-Accounts.

(A)                               In General.  Any election of an optional form of benefit made with respect to the Post-2004 Sub-Account must be in writing (on a form provided by the Administrator) and filed with the Administrator at the time the Executive first becomes eligible to participate in the Plan and makes his initial Executive Deferral election pursuant to Section 3.1.  Effective as of January 1, 2009, an Executive may make separate payment elections under this Section 4.2(3)(b)(ii) with respect to the Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account.

(B)                               Subsequent Elections.  An Executive may change his election of an optional form of benefit made pursuant to Section 4.2(3)(b)(ii)(A), (B) or (C).  Any change will be considered made when it becomes irrevocable under the terms of the Plan.  Any properly completed subsequent election will be considered irrevocable on the date it is received and accepted by the Administrator (but not later than fifteen (15) days following receipt), subject to the following:

(x)                                 the subsequent election may not take effect until at least twelve (12) months after the date on which the election is made;

(y)                                 the election must be made not less than twelve (12) months before the payment is schedule to be paid; and

(z)                                  the payment (except in the case of death, Disability or Unforeseeable Emergency) of the Executive’s Post-2004 Sub-Account (or, effective January 1, 2009, the Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account) pursuant to such subsequent election shall be made or commence to be made on the date that is five (5) years after the date the payment would otherwise be paid

(or for installment payments treated as a single payment, the date the first amount was otherwise scheduled to be paid).

(C)                               Transition Elections.  Notwithstanding any provision of the Plan to the contrary, an Executive may elect, without regard to the five-year delay (as would be required under Section 4.2(3)(b)(ii)(B)), to receive each of his or her Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account in a lump sum payment or in the form of five-year or ten-year annual installment payments, to be made or commence on the date of his or her Separation from Service.  The transition election made under this clause (C) must be made no later than December 31, 2008 and may not cause any amount to be paid in 2008 if not otherwise payable and may not delay beyond 2008 payment of any amount that is otherwise payable in 2008.

ARTICLE V
VESTING

SECTION 5.1  Vesting.

(1)                                 In General.  An Executive shall always be 100% vested in both his Executive Deferrals and his Minimum Benefit under the Plan.  Subject to the provisions of Subsection (2) of this Section, an Executive who is credited with an Hour of Service on or after March 1, 2002 shall be immediately 100% vested in all Matching Contributions hereunder.

(2)                                 Forfeiture Provisions.

(a)                                 Notwithstanding the provisions of Subsection (1) hereof, but subject to the requirements of paragraph (b) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future Mirror Savings Plan Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Controlled Group member.  The Employers shall have the burden of proving that one of the foregoing events has occurred.  Notwithstanding the foregoing, the provisions of this Subsection 2(a) shall not apply to an Executive’s Minimum Benefit or the portion of the Executive’s Account which is attributable to his Executive Deferrals.

(b)                                 Notwithstanding the foregoing, an Executive shall not forfeit any portion of his Mirror Savings Plan Benefits under paragraph (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of paragraph (a) of this Subsection.

ARTICLE VI
INVESTMENT OF ACCOUNTS

SECTION 6.1  Hypothetical Investment Funds.

(1)                                 Hypothetical Investment Fund for Matching Contributions on or after January 1, 2006.  Matching Contributions made on or after January 1, 2006 shall be deemed to be made in cash and invested in accordance with the Hypothetical Investment Fund election(s) in effect from time to time for Executive Deferrals under Subsection (2) below.

(2)                                 Hypothetical Investment Funds for Executive Deferrals.  To the extent permitted by the 409A Guidance, the Hypothetical Investment Funds for purposes of the portion of an Executive’s Account which is attributable to his Executive Deferrals shall be those same Investment Funds designated by the Company under the Savings Plan, provided, however that effective January 1, 2006, the Ecolab Stock Fund will not be a Hypothetical Investment Fund with respect to the investment of Executive Deferrals made on or after January 1, 2006.  Each Executive (or his Death Beneficiary) may elect, in a manner prescribed by the Administrator from time to time, one or more Hypothetical Investment Funds in which his Executive Deferrals are deemed to have been invested for purposes of crediting earnings and losses to the portion of the Executive’s Account which is attributable to Executive Deferrals, provided, however, that effective January 1, 2006, no Executive or Death Beneficiary may elect the Ecolab Stock Fund as a Hypothetical Investment Fund with respect to Executive Deferrals.  The Company may deem an Executive’s Executive Deferrals to have been invested in the Hypothetical Investment Fund elected by the Executive, if any, or may instead, in its sole discretion, deem such Executive Deferrals to have been invested in one or more Hypothetical Investment Funds selected by the Company.  Earnings on any amounts deemed to have been invested in any Hypothetical Investment Fund shall be deemed to have been reinvested in such Hypothetical Investment Fund.  Notwithstanding the foregoing, any Executive who is subject to Section 16(b) of the Securities Exchange Act of 1934 may not elect and shall not be deemed to have directed any Executive Deferrals to the Ecolab Stock Fund.  An Executive shall be deemed, on the day prior to becoming subject to Section 16(b) or at such other time as he is subject to Section 16(b), to have elected to have Executive Deferrals then deemed to be invested in the Ecolab Stock Fund invested in the Hypothetical Investment Fund that under the Savings Plan is designated as a default investment fund, unless another permitted election is in place.

(3)                                 Expenses of Hypothetical Investment Funds.  The Hypothetical Investment Funds shall bear and be charged with actual or hypothetical expenses to the same extent that the corresponding Ecolab Stock Fund and other Investment Funds in the Savings Plan bear and are charged with such expenses, as determined by the Administrator.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1  Effect of Amendment and Termination.  Notwithstanding any provision of the Plan (including the Administrative Document) to the contrary, no amendment or termination of the Plan shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), adversely affect the vested Account under the Plan of any Executive or Death Beneficiary as such Account exists on the date of such amendment or termination; provided, however, that this limitation shall not apply to any amendment or termination that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of the 409A Guidance.

SECTION 7.2  Limitation on Payments and Benefits.  Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accountants shall be final and binding on all persons.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7.2 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan.  The Executive’s Mirror Savings Benefit will be reduced only to the extent that the reduction in any cash payments due to the Executive, the Executive’s SERP Benefits (if any) and the Executive’s Mirror Pension Plan Benefits is insufficient to reduce or eliminate Excess Parachute Payment as described in this Section.  The Executive’s Post-2004 Sub-Account (if any) shall be reduced if required by this Section before any Pre-2005 Sub-Account is reduced.

SECTION 7.3  Establishment of a Trust Fund.

(1)                                 In General.  The Plan is intended to be an unfunded, non-qualified retirement plan.  However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the Mirror Savings Plan Benefits shall be paid.  Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.

(2)                                 Upon a Change in Control.

(a)                                 Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying Mirror Savings Plan Benefits.  Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan.  Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.

(b)                                 In addition to the requirements described in paragraph (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:

(i)                                     the trustee of the Trust Fund shall be a third party corporate or institutional trustee;

(ii)                                  the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and

(iii)                               the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or 409A or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to such beneficiary by the trustee.  Upon such termination of the Trust, all of the assets in the Trust Fund attributable to the accrued Mirror Savings Plan Benefits shall be immediately distributed to the Executives (but only to the extent and in the manner permitted by the 409A Guidance), and the remaining assets, if any, shall revert to the Company.

(c)                                  Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such Trust Fund an amount equal to all 100% of the Account balances of all of the Executives under the Plan.

(d)                                 Following the funding of the Trust Fund pursuant to paragraph (a) above, the Company shall cause to be deposited in the Trust Fund additional

Executive Deferrals and Matching Contributions, as such amounts are credited to the Accounts of the Executives pursuant to Section 3.4 hereof.

(e)                                  Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is Insolvent at the time such contribution is required.

(f)                                   The Administrator shall notify the trustee of the amount of Mirror Savings Plan Benefits to be paid to the Executive (or his Death Beneficiary) from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.

(g)                                  Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provisions of this Section 7.3(2) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two years following the date the Executives were given written notice of the adoption of such amendment; provided, however, that this limitation shall not apply to any amendment that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of the 409A Guidance.

SECTION 7.4  Delay of Payments Subject to Code Section 162(m).  The Company may delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code.  In such event, (1) if any payment is delayed during any year on account of Code Section 162(m), then all payments that could be delayed on account of Code Section 162(m) during such year must also be delayed; (2) such delayed payments must be paid either (a) in the first year in which the Company reasonably anticipates the payment to be deductible, or (b) the period beginning on the date of the Executive’s Separation From Service and ending on the later of the end of the Executive’s year of separation or the fifteenth (15th) day of the third month after such separation; and (3) if payment is delayed to the date of Separation from Service with respect to an Executive who is a Specified Employee, such payment shall commence after such Executive’s Separation from Service on the date immediately following the six-month anniversary of the Separation from Service, or if earlier, on the date of the Executive’s death.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal to be affixed, on the date written below.

Dated: December 23, 2013		ECOLAB INC.

	By:	/s/Daniel J. Schmechel
(Seal)		Daniel J. Schmechel
Chief Financial Officer

Attest:

/s/James J. Seifert
James J. Seifert
Executive Vice President, General Counsel and Secretary